Exhibit 4.31

THIS AGREEMENT is made on 19 June 2002 BETWEEN

(1)	Rio Tinto London Limited whose registered office is at 6 St James’s Square, London, SW1Y 4LD (“the Company”); and

(2)	Guy Robert Elliott of 8 Park Square West, Regents Park, London NW1 4LJ (“the Director”)

WHEREBY IT IS AGREED as follows:-

INTERPRETATION

1.	In this Agreement (including the Schedule attached):-

(A)	the headings are for ease of reference only and should be ignored when construing the terms of this Agreement;

(B)	the following words have the respective meanings set alongside them:-

(i)	“Boards of Directors”	means the Boards of Directors of Rio Tinto as the same may be constituted from time to time or such other person or persons as such Boards of Directors may nominate as its representative for the purpose of this Agreement;

(ii)	“Employment”	means the employment established by this Agreement;

(iii)	“Rio Tinto”	means Rio Tinto plc;

(iv)	“RTL”	means Rio Tinto Limited;

(v)	“Group”	means Rio Tinto and RTL and all subsidiaries from time to time, together with all other companies in which from time to time Rio Tinto or RTL owns directly or indirectly at least 20% of the equity share capital;

(vi)	“holding company”	has the meaning given in Section 736 of the Companies Act 1985;

(vii)	“subsidiary”	has the meaning given in Section 736 of the Companies Act 1985;

(viii)	“confidential information”
means any manufacturing process, formula, design, programme, calculation, method, specification or any other trade secret of the Company or any associated company either during or at any time after the Employment; and any other confidential information not comprising a trade secret but relating to the business of the Company or any associated company including but not limited to their plans, procedures, products, equipment, sales, prices, contractual terms, trade connections, transactions, accounts, finances, reports, papers, data and other information prepared for the Company or acquired by the Company, and affairs of the Company (except where necessary for carrying out your duties as a Director) either during or at any time after the Employment; and

an “associated company” is defined as “any company in which either Rio Tinto or RTL has an interest”.

(C)	reference to an Act of Parliament shall be deemed to include any statutory modification or re-enactment whenever made; and

(D)	where the context so admits the masculine shall include the feminine and the singular shall include the plural and vice versa.

THE EMPLOYMENT

2.
The Company agrees to employ the Director and the Director agrees to serve as Executive Director of Rio Tinto and RTL (or in such other capacity as the parties may agree from time to time) subject to and in accordance with the terms of this Agreement. This Agreement is in substitution for all (if any) previous contracts of service between the parties.

DURATION OF EMPLOYMENT

3.	(A)
This Agreement and the Employment shall begin on the Director’s appointment as an Executive Director of Rio Tinto and RTL and shall continue subject as hereinafter mentioned until terminated by either party giving to the other not less than one year’s previous notice.

(B)
Unless otherwise expressly agreed in writing, this Agreement and the Employment shall, notwithstanding sub-clause (A) above, automatically terminate (if not already terminated) on the last day of the month in which the Director attains the age of 60 years.

DUTIES OF THE DIRECTOR

4.	(A)	The Director shall during the Employment:-

(i)	unless prevented by ill health or accident and except during holidays permitted by this Agreement devote the whole of his time, attention and skill to the duties of his Employment;

(ii)	faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him;

(iii)	comply with all rules and regulations from time to time issued by the Company to its employees;

(iv)
obey all reasonable and lawful directions given to him by or under the authority of the Boards of Directors provided that such rules, regulations and directions are compatible with the Director’s status as Executive Director of Rio Tinto and RTL;

(v)
conform to such hours of work as may from time to time reasonably be required of him to carry out his duties to the satisfaction of the Boards of Directors and shall not be entitled to receive any additional remuneration for work outside normal business hours;

(vi)	use his best endeavours to promote the interests and reputation of the Group; and

(vii)	not do anything which is harmful to the Group.

(B)
The Director shall disclose promptly in writing to the Boards of Directors all his interests in any business other than that of any other member of the Group. The Director shall not during the continuance of the Employment (except as a representative of Rio Tinto or RTL or with the consent in writing of the Boards of Directors) be directly or indirectly engaged or concerned in the conduct of any business, trade, profession or other occupation (whether as an employee, consultant, agent, director or otherwise) nor shall the Director be directly or indirectly financially interested in any such business save through his holding or being interested in investments not representing more than five per cent of the issued investments of any class of any one company which are listed on any recognised Stock Exchange.

(C)
The Director shall be required to work at the principal office of the Company or, subject to consultation with the Director, at such other location in the UK or elsewhere as the Boards of Directors shall from time to time direct and he shall be required to travel outside the United Kingdom as directed by the Boards of Directors from time to time.

(D)
The Director shall not (and shall procure that his spouse and dependent children do not) deal or become or cease to be interested (within the meaning of Part I of Schedule 13 of the Companies Act 1985) in any shares or debentures of Rio Tinto and RTL or any other member of the Group except in accordance with rules and regulations laid down by Rio Tinto and RTL from time to time in relation to such matters.

CONFIDENTIALITY

5.	(A)
Without prejudice to any other duty owed to the Company or any other member of the Group under which the Director has to keep secret information received or obtained by him in confidence, the Director agrees that he shall not use, divulge or communicate to any person, firm or organisation (other than in the course of properly performing his duties or with the consent of the Board of Directors or as required by law) any Confidential Information which he may have received or obtained while in the services of the Company. The Director shall also use his best endeavours to prevent the unauthorised use, publication or disclosure of any such Confidential Information.

(B)
Since the Director is likely to obtain in the course of the Employment information disclosed in confidence from other members of the Group and other persons, firms or organisations, the provisions of sub-Clause (A) of this Clause shall apply mutatis mutandis to such information. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to Confidential Information, which becomes public other than through unauthorised disclosure by the Director. The Director shall, at the request of the Company, enter into an agreement or undertaking with other members of the Group and such other persons, firms or organisations in the same terms mutatis mutandis as sub-Clause (A).

REMUNERATION OF THE DIRECTOR, BENEFITS, HOLIDAYS AND EXPENSES

6.	(A)
The Company shall pay to the Director during the continuance of the Employment a salary at the rate of £360,000 per annum. The salary less deductions shall be payable by equal monthly payments in arrears by bank credit transfer on or before the twenty-fifth day of each month. Salary shall be reviewed from time to time at the discretion of the Company.

To the extent that the Director is entitled to receive any Director’s fees or other remuneration in respect of services performed for other companies in the Group he shall account for the same to the Company. However, the Director may, at his request, be permitted by the Company to receive and retain such fees or other remuneration, in which event his basic remuneration from the Company shall be reduced pro tanto. For such purpose, sums paid in a foreign currency shall be converted into pounds sterling at the rate prevailing on the first day of the month in which the fees or other remuneration were paid to the Director unless otherwise agreed between the Company and the Director.

Except to the extent agreed by the Remuneration Committee of the Directors of Rio Tinto and RTL, the Director shall make over to the Company any fees, salary or emoluments paid to him for performing services other than to the Company or other members of the Group.

(B)	The Company shall provide a motor car for the use of the Director which, unless otherwise agreed, shall be in accordance with the Company’s car scheme.

(C)
There shall be refunded to the Director all reasonable out-of-pocket expenses properly incurred and defrayed by him in the performance of his duties in the course of his Employment including expenses of entertainment, subsistence and travelling. The Director shall produce to the Company at its request all supporting vouchers and documents in respect of such expenses.

(D)
The Director shall be entitled without loss of remuneration to twenty-eight day’s holiday in each year (in addition to English Bank and other public holidays) to be taken at such time or times as are convenient to the Company but so that up to four of such days’ holiday shall be on days specified by the Company. Annual holiday must be taken by 30 April of the following year. No entitlement to holiday pay in lieu will arise in any circumstances.

(E)
Subject to the terms of Clause 8(B) below, during any period of absence from work due to sickness, injury or otherwise salary payable to the Director under the terms of this Agreement will continue to be payable for a period of up to six months and thereafter at the discretion of the Boards of Directors.

(F)	(i)	The Director is entitled to membership of the Rio Tinto Pension Fund and the Rio Tinto Prolonged Disability Scheme. Details are provided in the attached booklets.

(ii)
Subject to the Director joining the Rio Tinto Pension Fund and subsequently not voluntarily opting out of membership, the Director will be entitled to benefits from the Directors Supplementary Pension Arrangements set out in the attached letter.

(iii)	The employment of the Director is not contracted-out of the State Earnings Related Pension Scheme and National Insurance contributions will be paid at the Not Contracted-Out standard rate.

PATENTS AND INVENTIONS

7.	(A)
If the Director (whether alone or with others) shall at any time during the period of the Employment make an invention (whether or not patentable) within the meaning of the Patents Act 1977 (hereinafter called an “Invention”) relating to or capable of being used in the business of the Company or any other member of the Group he shall promptly disclose to the Company full details thereof to enable the Company to assess the Invention and to determine whether under the applicable law the Invention is the property of the Company.

(B)
If any Invention belongs to the Company the Director shall consider himself as a trustee for the Company in relation to each such Invention and shall, at the request and expense of the Company, do all things necessary to vest all right, title and interest in any such Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent or other appropriate forms of protection therefor in any part of the world.

(C)
If an Invention does not belong to the Company, the Company shall have the right to acquire for itself or its nominee the Director’s rights therein within three months after disclosure pursuant to sub-Clause (A) of this Clause on fair and reasonable terms to be agreed or in default of agreement within one month to be acquired at a price to be determined by a single expert to be nominated in default of agreement, at the request of either the Company or the Director, by the President for the time being of the Chartered Institute of Patent Agents or in default by the Courts.

(D)
If the Director (whether alone or with others) shall at any time during the period of the Employment create or make any discovery, design or other work (whether registerable or not and whether or not a copyright work), which is not an Invention or made or created by the Director and wholly unconnected with the Employment (hereinafter called “Works”), the Director shall forthwith disclose to the Company full details thereof and shall consider himself as a trustee for the Company in relation to all such Works. The Director shall at the request and expense of the Company execute and do all instruments and things necessary to vest all right, title and interest in and to any such Works in the Company or its nominee absolutely as legal and beneficial owner.

(E)
In consideration of the Company entering into this Agreement the Director hereby assigns to the Company by way of assignment of future copyright the copyright, design and other proprietary rights if any for the full term thereof throughout the world in respect of all copyright works created or made by the Director during the period of the Employment (except only those copyright works created or made by the Director and wholly unconnected with the Employment).

(F)
The copyright in all articles, designs, drawings, programs, calculations, specifications, photographs and other similar documents and written material produced by the Director in the course of his duties with the Company shall belong to the Company and all such matters (including but not limited to customer lists, correspondence and any other records) and copies thereof in his possession shall be returned to the Company on termination of employment.

(G)
Rights and obligations under this Clause shall continue in force after the termination of this Agreement in respect of each Invention and Works and shall be binding upon the representatives of the Director.

TERMINATION

8.	(A)
If the Director (owing to sickness, injury or otherwise) does not perform his duties hereunder for a period of at least 180 days (whether or not consecutive) in any period of 365 days the Company shall (without prejudice to any other provision hereof) be entitled by written notice to the Director (given at the expiry of such period or at any time thereafter while the Director continues not to perform his duties hereunder) to terminate this Agreement and the Employment forthwith. For the purposes of this sub-Clause (A) “days” means days of the week, whether or not normal working days.

(B)
Notwithstanding any other provision of this Agreement, the Company shall (without prejudice to the other rights and remedies of the Company) be entitled to terminate this Agreement and the Employment forthwith if the Director:-

(i)
commits any serious or persistent breach of his obligations under this Agreement, refuses or neglects to comply with any lawful order or direction given to him by the Boards of Directors, or is guilty of any gross default or misconduct in connection with or affecting the business of the Company or any other member of the Group or conducts himself in a manner prejudicial to the Company or is guilty of conduct tending to bring himself or the Company into disrepute; or

(ii)	is guilty of dishonesty or is convicted of an offence (other than a motoring offence which does not result in imprisonment) in all cases whether or not in connection with the Employment; or

(iii)	commits (or is reasonably believed by the Boards of Directors to have committed) a breach of any legislation in force from time to time which may affect or relate to the business of the Company; or

(iv)
becomes of unsound mind, is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute for the time being in force affording relief for insolvent debtors; or

(v)	becomes prohibited by law from being a director of a company.

whereupon the Director shall have no claim against the Company for damages or otherwise by reason of such termination.

PROVISIONS UPON TERMINATION

9.	Upon the termination of this Agreement or the Employment howsoever occasioned the Director shall:-

(A)
forthwith (i) deliver to the Company all films, photographs, tapes, models, equipment, documents (including correspondence, lists, notes, memoranda, plans, reports, papers, drawings and charts) and other materials of whatsoever nature whether originals or copies made or compiled by or delivered to the Director during the period of the Employment and concerning the business, organisation, transactions, accounts, finances or affairs of the Company and the Director shall not retain any copies; and (ii) return to the Company all other property of the Company or (as the case may be) of any other member of the Group (including any motor car made available to the Director which shall be returned in good condition (fair wear and tear excepted)) in the possession or under the control of the Director; and

(B)
forthwith at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from office as a director of the Company and all other offices held by him in any other member of the Group and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do anything necessary or requisite to give effect thereto;

(C)	forthwith the Company shall be entitled to deduct from any monies due to the Director any sums due from the Director to the Company or any other member of the Group;

(D)
not for the period of 12 months thereafter either on his own behalf or for any other person, firm or organisation, entice or endeavour to entice away from the Company or any other Group Company any person who was to his knowledge at any time during the last 12 months of his service with the Company an employee director, officer, agent, consultant or associate of such company.

DIRECTORSHIPS

10.	(A)
Notwithstanding any other provisions in this Agreement the Director’s appointment as a director of Rio Tinto and RTL or any other member of the Group shall be subject to the Articles of Association or Constitution from time to time of the relevant company.

(B)
If the Director shall cease to be a Director of Rio Tinto and RTL this Agreement shall thereby automatically determine but if such cessation shall be caused by any act or omission of either Rio Tinto or RTL or the Director without the consent, concurrence or complicity of the other such act or omission shall be deemed a breach of this Agreement and determination hereunder shall be without prejudice to any claim for damages in respect of such breach.

NOTICES

11.
Notices by either party must be given by letter or facsimile transmission (“fax”) addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address and any such notice given by letter (unless delivered by hand) or fax shall be deemed to have been given at the time at which the letter, fax or telex message would be delivered in the ordinary course of post or transmission as the case may be.

STATUTORY PARTICULARS

12.
The written particulars of employment required to be given to the Director under the provisions of Part I of the Employment Rights Act 1996, as amended, are, unless otherwise previously set out above, stated in the Schedule attached.

IN WITNESS whereof this Agreement has been executed as a Deed the day and year first before written.

SIGNED BY GUY ROBERT ELLIOTT

/s/ G R Elliott
............................................................

in the presence of:-

/s/ J Lipscomb ............................................................ Name

48 Church Road ............................................................ Address

Horley
............................................................

Surrey RH6 7EX
............................................................

Secretary ............................................................ Occupation

The Common Seal of Rio Tinto London Limited
was affixed in the presence of:-

/s/ K F McLeod ............................................................ Director

/s/ A V Lawless ............................................................ Secretary

SCHEDULE

Continuous Employment

1.
The Director’s period of continuous employment with the Company began on 1 September 1980. This takes into account all (if any) previous employments with the Group which count as part of the Director’s continuous period of employment in accordance with the Employment Rights Act 1996 as amended.

Grievance and Disciplinary Procedure

2.
If at any time the Director considers that he has a grievance arising out of his employment or if he is dissatisfied with any disciplinary decision affecting him, he should first attempt to resolve this by discussion with the Chairman or other appropriate Executive Director of Rio Tinto and RTL. Subject thereto the matter may be referred for determination to the Boards of Rio Tinto and RTL either through the non-executive directors of Rio Tinto and RTL or direct.

Health and Safety at Work

3.	It is a condition of the Director’s Employment that he will comply with the Company’s health and safety policy, which has been prepared in accordance with the Health and Safety at Work Etc Act 1974.

Other Terms

4.
Except as otherwise stated in the Agreement (including this Schedule) there are no other terms or conditions of employment relating to remuneration, hours of work, normal working hours, entitlement to holidays (including public holidays and holiday pay), incapacity for work due to sickness or injury or to pensions or pension schemes.